IR Contact	Exhibit 99.1
David K. Waldman/Klea K. Theoharis
Crescendo Communications, LLC
qsgi@crescendo-ir.com
(212) 671-1020

QSGI Reports Third Quarter Results

54% Increase in Gross Profit within Data Security & Compliance Division

19% Increase in Gross Profit within Data Center Maintenance Division

Achieves Third Consecutive Quarter of Positive EBITDA

HIGHTSTOWN, NJ—November 6, 2007 QSGI, Inc. (OTCBB: QSGI), the only provider of a full suite of information technology solutions to help corporations better manage hardware assets, maintenance expenses, and ensure best practices for data security and regulatory compliance, today reported financial results for the three and nine months ended September 30, 2007.

Recent Developments:

▪	54% increase in gross profit within Data Security & Compliance division and 19% increase in gross profit within Data Center Maintenance division

▪	Added over $300,000 of additional Data Center Maintenance contracts increasing the division’s anticipated annualized revenue run rate to $7.0 million during the fourth quarter

▪	Added global consumer products company and the U.S. subsidiary of a leading international tire manufacturer for full suite of data security and compliance services

▪	Entered into an agreement with one of the largest electronics OEMs headquartered in Europe to re-market excess North American manufacturing and service parts

▪	Data Center Hardware division negatively impacted due to anti-competitive business practices by a leading OEM

Marc Sherman, chairman and chief executive officer of QSGI, commented, “The third quarter was characterized by continued strong growth in recurring services within both our Data Security & Compliance as well as our Data Center Maintenance divisions, which was offset by a sharp decline in our Data Center Hardware division due to what the company believes to be actionable anti-competitive business practice by a leading OEM.  These practices have impacted the entire industry for remarketing zSeries mainframe systems. The Company is evaluating its options with respect to these practices and the OEM. Nevertheless, the Data Center Maintenance Division achieved yet another double digit increase in revenue and gross profit posting a 19% increase while maintaining gross margins at 64%.  At the same time, growth in higher margin end-user data security services allowed the Data Security & Compliance division to post a double digit increase in revenue and gross profits as well.”

Mr. Sherman continued, “Growth in the Data Security & Compliance division is being driven by legislation to protect confidential information contained on enterprise storage systems, servers, and desktop PCs. Revenue within the division increased to $6.2 million, from $5.0 million in the comparable quarter last year, while gross profit rose 54% and gross margin increased over 290 basis points.  Recent client wins in this division included one of the largest electronics OEMs in Europe, a global consumer products company with over 100,000 employees, a U.S. subsidiary of a leading international tire manufacturer with production facilities throughout the U.S., a major wholesale distributor and GE Commercial Finance in India.  We look forward to reaping the rewards of these additional revenue sources in the coming months.  Excluding a one-time gain, net of expenses of approximately $300,000, attributable to the successful settlement of a matter that the Company had pursued in litigation, EBITDA loss for this division was $273,000, but greatly improved over the $583,000 and $357,000 EBITDA losses in the first and second quarters this year.  This reflects the fact we were able to maintain our reduced level of SG&A during the quarter as we increased gross profit within the division.  We look forward to crossing the threshold to profitability within this division in the very near future.”

“As we have stated in the past, we are shifting resources from the lower margin re-marketing of technology equipment towards our higher margin recurring IT services across the spectrum of equipment in data centers and the corporate computing environment.  Accordingly, revenues within our Data Center Maintenance division increased to $1.7 million compared with $1.3 million in the third quarter of last year, an increase of over 24%. This division has now experienced double digit growth for over 14 consecutive quarters and we are currently at a revenue run-rate of approximately $7 million heading into the fourth quarter, up from just $5.3 million annualized run rate for the fourth quarter of 2006.  Mainframe and mid-range server maintenance contracts obtained in the second quarter and early third quarter contributed to the revenue gain and with new contracts coming online, we expect this growth to continue.  Our new business pipeline continues to expand as word spreads regarding our capabilities and the outstanding value we offer our customers versus the alternatives in the marketplace.  We also continue to expand our suite of services, adding Sun server expertise earlier this year, as well as building upon our midrange p-Series, x-Series, i-Series and HP capabilities.”

“While we experienced a sharp decline in the Data Center Hardware division during the third quarter, revenue in our other two divisions was quite strong.  We expect revenues in the Data Center Hardware division will continue to feel the impact of the OEM’s trade practices and for this reason we will continue to shift our resources towards the recurring and higher margin services in our other two divisions.  Even with the impact of these new trade practices, the ongoing shift in our revenues allowed us to achieve positive EBITDA for our third consecutive quarter and we expect this trend to continue.”

Total revenue for the third quarter of 2007 was $8.8 million, as compared with $9.4 million for the same period in 2006.    Gross profit was $2.1 million, compared to gross profit of $2.3 million in the third quarter last year reflecting the decline in revenue within the Data Center Hardware division.  Gross margin for the third quarter of 2007 was 24% compared to 24% for the same period last year.  Revenue within the Data Security & Compliance division for the third quarter of 2007 was $6.2 million, while gross profit increased 54% and gross margin increased over 290 basis points to 15%, reflecting the company’s shift from wholesale remarketing to higher margin end-user services.  Revenue within the Data Center Maintenance division increased 24% to $1.7 million, while gross profit increased 19% on gross margins of 64%.  The year-over-year decline in gross margin from historical levels within the Data Center Maintenance division reflects additional personnel the company added to handle its new mid-range maintenance service offering, which improved over the second quarter of 2007 as the company increased utilization of its new personnel. The strength in QSGI’s Maintenance division and data security services was offset by revenues within the Data Center Hardware division, which decreased 70% to $911,000, after elimination of intercompany revenues.  The decline in revenue within the Data Center Hardware division reflects the erratic nature of sales within the division and a difficult selling environment.  Selling, general and administrative expenses were $1.9 million, versus $2.3 million for the same period last year, as overhead reductions and settlement of litigation in the company’s Data Security & Compliance division offset the additional technical capabilities added to provide services for the maintenance of IBM mid-range and Sun server hardware. Net loss available to common stockholders for the third quarter of 2007 was $182,773, or $0.01 per share, compared to a net loss of $226,138, or $0.01 per share, for the same period in 2006.

Conference Call

QSGI will host a conference call at 10:00 a.m. Eastern Time today, November 6, 2007. During the call, Marc Sherman, chairman and chief executive officer, Seth Grossman, president and chief operating officer, and Ed Cummings, chief financial officer, will discuss the Company’s quarterly performance and financial results. The telephone number for the conference call is 866-334-4934. A live webcast of the call will also be available on the company's website, www.QSGI.com. To listen to the live call online, please visit the site at least 10 minutes early to register, download and install any necessary audio software.

The webcast will be archived on the site, and investors will be able to access an encore recording of the conference call for one week by calling 866-245-6755, conference ID # 299402. The encore recording will be available two hours after the conference call has concluded.

About QSGI

QSGI provides a full suite of information technology solutions to help corporations and governmental agencies better manage hardware assets, reduce maintenance expenses, build best practices for data security and assure regulatory compliance. With a focus on the entire range of IT platforms - from the PC to the mainframe, the services offered by QSGI are specifically designed to reduce total cost of ownership for IT assets and maximize the clients' return on their IT investment.

For enterprise class hardware in the data center, QSGI offers hardware maintenance services, hardware environment planning and consultation, refurbished whole systems, parts, features, upgrades and add-ons. Additionally, for desktop IT assets, servers and SAN products, QSGI offers a range of end-of-life services that include: automated asset auditing, Department of Defense (DOD) level data destruction, documentation for regulatory compliance, hardware refurbishment with worldwide remarketing or proper IT asset recycling. Given the sensitive nature of the company's client relationships, it does not provide the names of its clients. Additional information about the company is available at www.qsgi.com.

Statements about QSGI’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995.  QSGI intends that such forward-looking statements involve risks and uncertainties and are subject to change at any time, and QSGI’s actual results could differ materially from expected results.  QSGI undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

(tables follow)

QSGI INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
	September 30,	December 31,
	2007	2006

Assets

Current Assets
Cash and cash equivalents	$661,488	$632,948
Accounts receivable, net of reserve of $381,282 in 2007 and $780,116 in 2006	4,239,986	8,012,421
Inventories	7,377,065	4,982,710
Prepaid expenses, income taxes and other assets	168,057	183,069
Deferred income taxes	598,661	598,661
Total Current Assets	13,045,257	14,409,809
Property and Equipment, Net	286,072	410,241
Goodwill	6,644,403	6,644,403
Intangibles, Net	2,629,760	2,555,584
Other Assets	445,509	158,784

	$23,051,001	$24,178,821

Liabilities And Stockholders’ Equity
Current Liabilities
Revolving line of credit	$4,275,360	$3,915,825
Accounts payable	1,165,287	1,382,336
Accrued expenses	484,168	601,850
Deferred revenue	482,717	517,439
Accrued payroll	126,852	329,658
Other liabilities	103,450	122,784
Total Current Liabilities	6,637,834	6,869,892
Long-Term Deferred Revenue	225,889	416,239
Deferred Income Taxes	294,561	451,625
Total Liabilities	7,158,284	7,737,756

Redeemable Convertible Preferred Stock	4,234,056	4,220,577

Stockholders’ Equity
Preferred shares: authorized 5,000,000 shares in 2007
and 2006, $0.01 par value, none issued	–	–
Common shares: authorized 95,000,000 shares in 2007 and 2006, $0.01 par value; 31,172,716 shares issued and outstanding in 2007 and 2006	311,727	311,727
Additional paid-in capital	14,195,732	14,390,976
Retained earnings (deficit)	(2,848,798)	(2,482,215)
Total Stockholders’ Equity	11,658,661	12,220,488
	$23,051,001	$24,178,821

QSGI INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For The Three and Nine Months Ended September 30, 2007 and 2006
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Product Revenue	$6,753,288	$7,964,854	$22,659,971	$30,002,721
Service Revenue	2,003,599	1,400,856	5,156,272	3,838,453
Total Revenue	8,756,887	9,365,710	27,816,243	33,841,174

Cost Of Products Sold	6,018,499	6,610,560	18,731,156	25,067,620
Cost Of Services Sold	654,474	492,994	1,830,475	1,282,739
Total Cost Of Sales	6,672,973	7,103,554	20,561,631	26,350,359

Gross Profit	2,083,914	2,262,156	7,254,612	7,490,815

Selling, General And Administrative Expenses	1,904,476	2,312,095	6,897,779	7,203,007

Depreciation And Amortization	181,079	174,752	520,796	516,432

Interest Expense, net	166,798	56,481	297,990	156,264

Loss Before Benefit For Income Taxes	(168,439)	(281,172)	(461,953)	(384,888)

Benefit For Income Taxes	(55,257)	(123,652)	(133,370)	(101,199)

Net Loss	(113,182)	(157,520)	(328,583)	(283,689)

Preferred Stock Dividends	65,031	64,323	192,970	191,359

Accretion To Redemption Value of Preferred Stock	4,560	4,295	13,478	12,695

Net Loss Available to Common Stockholders	$(182,773)	$(226,138)	$(535,031)	$(487,743)

Net Loss Per Common Share – Basic	$(0.01)	$0.01)	$(0.02)	$(0.02)
Net Loss Per Common Share – Diluted	$(0.01)	$(0.01)	$(0.02)	$(0.02)

Weighted Average Number Of Common Shares Outstanding –Basic	31,172,716	31,172,716	31,172,716	29,774,939
Weighted Average Number Of Common Shares Outstanding –Diluted	31,172,716	31,172,716	31,172,716	29,774,939

QSGI INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For The Nine Months Ended September 30, 2007 and 2006
(Unaudited)

	2007	2006

Cash Flows From Operating Activities
Net Loss	$(328,583)	$(283,689)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	520,796	516,432
Stock option compensation expense	11,204	13,229
Deferred income taxes	(157,064)	(180,588)
Common shares issued for services	–	161,687
Provision for doubtful accounts, net of recoveries	(240,650)	556,483
Changes in assets and liabilities:
Accounts receivable	3,667,086	655,216
Inventories	(2,394,355)	(1,480,478)
Prepaid expenses and other current assets	(139,378)	(64,464)
Accounts payable and accrued expenses	(819,943)	(682,086)
Net Cash Provided by (Used In) Operating Activities	119,113	(788,258)

Cash Used In Investing Activities
Purchases of property and equipment, net	(89,311)	(100,220)
Net Cash Used In Investing Activities	(89,311)	(100,220)

Cash Flows From Financing Activities
Proceeds from the issuance of redeemable preferred stock	–	2,236,301
Proceeds from the exercise of options and warrants	–	9,100
Stock issuance costs	–	(25,499)
Payments for financing costs	(167,827)	–
Preferred stock dividends	(192,970)	(191,359)
Net amounts (paid) borrowed under revolving lines of credit	359,535	(710,000)
Net Cash Provided By (Used In) Financing Activities	(1,262)	1,318,543

Net Increase In Cash And Cash Equivalents	28,540	430,065

Cash And Cash Equivalents – Beginning Of Period	632,948	153,794
Cash And Cash Equivalents – End of Period	$661,488	$583,859